ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal First Quarter of 2017
- - -

BROKEN ARROW, Oklahoma, February 14, 2017 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three month period ended December 31, 2016, which includes the financial results for the Company’s recent asset acquisition of Triton Miami, Inc. (“Triton Datacom”) from October 14, 2016 to December 31, 2016.

“We are continuing to execute on our growth strategy as we recognize organic and acquired sales growth in the first quarter of fiscal 2017. We have steadily built positive momentum in our business over the past several quarters, as the Cable TV market has shown solid demand for new and refurbished equipment. We are cautiously optimistic about the opportunity for future growth in our Company as we continue to implement our long-term strategy, which includes the integration of Triton Datacom into our consolidated results,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“The sales increase we reported for the quarter is linked to solid market demand across our Cable TV business that resulted in a 31% increase in sales. This demand is in line with the steady strengthening of our Cable TV business over the past few quarters,” continued Mr. Humphrey.

“Our Telco segment benefited from nearly a full quarter of financial results from the Triton Datacom asset acquisition we completed on October 14, 2016.  The contribution from Triton Datacom’s sales for the quarter helped to offset the continued lower sales from the remaining portion of this segment.  Management is focused on addressing the overall disappointing performance by the Telco segment by expanding its sales force, targeting a broader end-user customer base, expanding the capacity of our recycling program and testing our used inventory equipment prior to sale to our end-user customers. While sales for the overall Telco segment may not see much measurable growth in the near-term, we are optimistic about our ability to turn it into a profitable segment over time,” concluded Mr. Humphrey.

Results for the three months ended December 31, 2016

Consolidated sales increased 48% to $12.1 million for the three months ended December 31, 2016 compared with $8.2 million for the three months ended December 31, 2015.  The increase in sales was in both the Cable TV and Telco segment of $1.6 million and $2.2 million, respectively.  The increase in sales for the Telco segment was primarily due to the acquisition of Triton Datacom on October 14, 2016.

Consolidated operating, selling, general and administrative expenses increased $0.9 million, or 35%, to $3.6 million for the three months ended December 31, 2016 from $2.7 million for the same period last year.  This increase was primarily attributable to the $0.9 million increase in Telco segment expenses, while the Cable TV segment remained relatively flat.

Net income for the three months ended December 31, 2016, was $0.2 million, or $0.02 per diluted share, compared with a net income of $23,994, or $0.00 per diluted share, for the same period of 2015. The income for the three months ended December 31, 2016 includes $0.2 million of acquisition-related costs related to the Triton Datacom acquisition.

Consolidated EBITDA for the three months ended December 31, 2016 was $0.8 million compared with $0.4 million for the same period ended December 31, 2015.

Cash and cash equivalents were $4.1 million as of December 31, 2016, compared with $4.5 million as of September 30, 2016.  The Company generated $1.8 million of cash from operations for the fiscal quarter ended December 31, 2016.  In addition, the Company entered into a new $4.0 million term loan to partially fund the $6.5 million cash payments for the acquisition of Triton Datacom. As of December 31, 2016, the Company had inventory of $21.8 million compared with $21.5 million as of September 30, 2016.

Earnings Conference Call

The Company will host a conference call today, Tuesday, February 14th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-778-8914 (domestic) or 913-312-0412 (international). All dial-in participants must use the following code to access the call: 1163911. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 28, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international). Participants must use the following code to access the replay of the call: 1163911.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2016	2015
Sales	$12,095,826	$8,249,668
Cost of sales	8,072,197	5,484,288
Gross profit	4,023,629	2,765,380
Operating, selling, general and administrative expenses	3,596,824	2,668,625
Income from operations	426,805	96,755
Interest expense	96,644	67,761
Income before provision for income taxes	330,161	28,994
Provision for income taxes	113,000	5,000

Net income	$217,161	$23,994

Earnings per share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00
Shares used in per share calculation:
Basic	10,134,235	10,069,139
Diluted	10,134,559	10,069,139

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$908,982	$(482,177)	$426,805	$116,841	$(20,086)	$96,755
Depreciation	73,245	30,542	103,787	72,464	22,716	95,180
Amortization	−	311,986	311,986	−	206,451	206,451
EBITDA (a)	$982,227	$(139,649)	$842,578	$189,305	$209,081	$398,386

(a)	The Telco segment for the three months ended December 31, 2016 includes acquisition-related costs of $0.2 million related to the acquisition of Triton Miami, Inc.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 30, 2016	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$4,103,337	$4,508,126
Accounts receivable, net of allowance for doubtful accounts of $250,000	5,200,673	4,278,855
Income tax receivable	361,491	480,837
Inventories, net of allowance for excess and obsolete
inventory of $2,737,488 and $2,570,868, respectively	21,823,255	21,524,919
Prepaid expenses	267,051	323,289
Total current assets	31,755,807	31,116,026

Property and equipment, at cost	11,341,854	11,203,865
Less: Accumulated depreciation	(5,096,889)	(4,993,102)
Net property and equipment	6,244,965	6,210,763

Investment in and loans to equity method investee	1,618,124	2,588,624
Intangibles, net of accumulated amortization	9,502,683	4,973,669
Goodwill	6,031,511	3,910,089
Deferred income taxes	1,337,000	1,333,000
Other assets	136,412	135,988

Total assets	$56,626,502	$50,268,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,621,277	$1,857,953
Accrued expenses	1,218,118	1,324,652
Notes payable – current portion	2,178,335	899,603
Other current liabilities	1,626,220	963,127
Total current liabilities	7,643,950	5,045,335

Notes payable, less current portion	5,734,439	3,466,358
Other liabilities	1,392,373	131,410
Total liabilities	14,770,762	8,643,103

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,634,893 shares issued; and 10,134,235 shares outstanding	106,349	106,349
Paid in capital	(4,903,268)	(4,916,791)
Retained earnings	47,652,673	47,435,512
Total shareholders’ equity before treasury stock	42,855,754	42,625,070

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,855,740	41,625,056

Total liabilities and shareholders’ equity	$56,626,502	$50,268,159